Exhibit 99.1

NEWS CORP ANNOUNCES CHANGES AT DOW JONES & COMPANY

Lex Fenwick Departs As CEO;

Dow Jones’ Institutional Strategy To Be Reviewed

New York (January 21, 2014) — News Corp announced today a series of changes at Dow Jones & Company that include the departure of Chief Executive Officer Lex Fenwick, the naming of William Lewis as Interim CEO and plans to review Dow Jones’ institutional strategy.

“We thank Lex for his time and energy at the helm of Dow Jones, and in particular for his original vision of DJX as an innovative way to integrate content and deliver it to customers in a timely manner,” said Robert Thomson, Chief Executive of News Corp. Mr. Thomson also announced that William Lewis, News Corp Chief Creative Officer, will serve as Interim CEO of Dow Jones while a search for a permanent chief executive is underway.

“We’re reviewing the institutional strategy of Dow Jones with an eye towards changes that will deliver even more value to its customers. As part of that, we’re planning improvements to DJX,” said Mr. Thomson, who signaled that greater flexibility in its product offerings is likely in the short term. Dow Jones’ DJX information service has been in beta since its launch last year.

“We will also be redoubling our efforts to develop The Wall Street Journal and its digital properties globally, which continue to serve the world’s most influential readers with the most authoritative news and analysis,” said Mr. Thomson.

Mr. Lewis joined News Corp in 2010 as Group General Manager at News International (now News UK), and was appointed Chief Creative Officer at News Corp by Mr. Thomson last year to build new businesses, target acquisitions and drive digital initiatives for the company.

Mr. Lewis previously served as Editor-in-Chief of the Telegraph Media Group in the UK, where he helped create an industry-leading, digitally integrated newsroom and pioneered web-first publishing.

Mr. Lewis also served as Business Editor of The Sunday Times and Global News Editor of the Financial Times. As a journalist, he covered mergers & acquisitions and fund management, among other topics.

Mr. Fenwick joined Dow Jones in February, 2012 after a 25-year career at Bloomberg LP, most recently as CEO of Bloomberg Ventures.

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Note to Editor:

The following is a timeline of William Lewis’s career:

1994 – 2002:	Financial Times (UK and New York. Various positions).
2002 – 2005:	The Sunday Times (UK. Business Editor).
2005 – 2010:	The Telegraph Media Group (UK. Editor-in-Chief; Managing Director, Digital).
2010 – 2011:	Group General Manager, News International (UK).
2011 – 2012:	News Corp Management and Standards Committee (UK).
2013 – present:	News Corp Chief Creative Officer (UK and New York).

Attended Bristol University (UK), where he read economics and politics. He completed a postgraduate diploma in Journalism at City University. Awarded honorary Doctor of Laws degree from Bristol University and honorary Doctor of Letters degree from the University of Lincoln (UK).

About News Corp

News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, cable network programming in Australia, digital real estate services, book publishing, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corp are conducted primarily in the United States, Australia, and the United Kingdom. More information: www.newscorp.com.

Contacts:

Jim Kennedy

News Corp

212-416-4064

jkennedy@newscorp.com

@jimkennedy250

Ashley Huston

News Corp

212-416-2025

ahuston@newscorp.com

@ashleyshuston